UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2012

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2012, Filtronic (Suzhou) Telecommunications Products Co., Ltd., a subsidiary of Powerwave Technologies, Inc. (“Powerwave”), completed the previously announced sale of certain fixed assets and inventory associated with Powerwave’s manufacturing facility in Suzhou, China to Shenzhen Tatfook Technology Co., Ltd. (“Tatfook”). In connection with this sale, Powerwave and Tatfook entered into a License and Manufacturing Agreement (the “License Agreement”), pursuant to which Powerwave licensed Tatfook the right to (i) manufacture certain Powerwave antenna and tower-mounted amplifier products and (ii) exclusively sell such antenna and tower-mounted amplifier products in China (collectively, the “Licensed Products”). As consideration for the license, Tatfook agreed to pay Powerwave an up-front fee of $5,000,000 (the “License Fee”) and ongoing royalties on sales of the Licensed Products in China. The License Fee and royalties are subject to approval of the Chinese foreign exchange and tax authorities.

In response to comments received by the Chinese tax authorities in their review of the License Agreement, on August 16, 2012, Powerwave and Tatfook amended the License Agreement (the “Amendment”) to provide that if Tatfook terminates the License Agreement because of a default by Powerwave, Powerwave will refund the prorated unearned portion of the License Fee, on an after-tax basis, calculated on a straight line basis over the 7-year term of the License Agreement. The Amendment also clarifies, amongst other items, that Tatfook does not owe royalties to Powerwave on sales of the licensed products directly to Powerwave.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibit is furnished as part of this report.

Exhibit Number	Description

10.1	Amendment to License and Manufacturing Agreement dated August 16, 2012 between Powerwave Technologies, Inc. and Shenzhen Tatfook Technology Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2012		POWERWAVE TECHNOLOGIES, INC

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to License and Manufacturing Agreement dated August 16, 2012 between Powerwave Technologies, Inc. and Shenzhen Tatfook Technology Co., Ltd.

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